Exhibit 99.1

Trovagene to Present at the 7th Annual LD Micro Invitational Conference on June 7, 2017 in Los Angeles

SAN DIEGO, CA — May 23, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced that its Chief Executive Officer, Bill Welch, will be presenting at the 7th Annual LD Micro Invitational Conference June 7, 2017 at 11:30 AM PDT at the Luxe Sunset Boulevard Hotel in Los Angeles, CA. Management will also be available to meet with investors during the conference.

The presentation will be webcast live at http://wsw.com/webcast/ldmicro12/trov and can also be accessed through the Trovagene website at www.trovagene.investorroom.com.  A replay of the presentation will be available and archived for 90 days.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit www.trovagene.com.

Trovagene Contact

Vicki Kelemen

Sr. Director, Communications

858-952-7652

vkelemen@trovagene.com

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992